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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20594

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                               (Amendment No.1)*

                         Frontier National Corporation
                               (Name of Issuer)

                             Class A Common Stock

                        (Title of Class of Securities)

                                 359124104COM

                                (CUSIP Number)

Check the following box if a fee is being paid with this statement []. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-----------------------                                  ---------------------
 CUSIP NO. 359124104COM             13G                    PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Shareholder Voting Agreement
      (a) Frances S. Reeves
      (b) Charles M. Reeves  (c) Steven R. Townson

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    1011 North Lanier Avenue
      Lanett, AL 36863

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                          SOLE VOTING POWER
                     5    (a) -0-
     NUMBER OF            (b) 568,403
                          (c)  73,769
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    (a) -0-
                          (b) -0-
     OWNED BY             (c) -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    (a) -0-
    REPORTING             (b) 568,403
                          (c)  73,769
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    (a) -0-
                          (b) -0-
                          (c) -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    (a) 568,403
      (b) 568,403
      (c)  73,769
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    (a) 24.38%
      (b) 24.38%
      (c)  3.16%
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      TYPE OF REPORTING PERSON*
12
      OO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.
(a) Frontier National Corporation
(b) 45 North Broadway Avenue
    Sylacauga, Al 35150

ITEM 2.
(a) Shareholder Voting Agreement
(b) 1011 North Lanier Avenue, Lanett Al, 36863
(c) USA
(d) Class A Common Stock
(e) 359124104 COM

ITEM 3.
(h) Group in Accordance with (S) 240.13d-1(b)(1)(ii)(H)

ITEM 4. Ownership
(a) 642,172
(b) 27.54%
(c) i.  642,172
    ii. 0
    iii. 642,172
    iv.  0

ITEM 5. Not Applicable

ITEM 6. Not Applicable

ITEM 7. Not Applicable

ITEM 8.
      Frances S. Reeves
      Charles M. Reeves
      Steven R. Townson

ITEM 9. Not Applicable

ITEM 10. Certification
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURES
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

4/1/99                                                 4/1/99
______________________                                 ______________________
Date                                                   Date

/s/ Charles M. Reeves                                  /s/ Steven R. Townson
______________________                                 ______________________
Signature                                              Signature

Charles M. Reeves                                      Steven R. Townson
______________________                                 ______________________
Name and Title                                         Name and Title



4/1/99
_____________________
Date

/s/ Frances S. Reeves
_____________________
Signature

Frances S. Reeves
_____________________
Name and Title